Exhibit 107
Form S-8
(Form Type)
Silgan Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	3,410,184(2)	$46.16(3)	$157,414,094	$110.20 per $1,000,000	$17,348
Total Offering Amounts					$157,414,094		$17,348
Total Fee Offsets							$0
Net Fee Due							$17,348

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of Silgan Holdings Inc. that may from time to time be offered or issued under the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of 3,410,184 shares of Common Stock that may become issuable under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on May 25, 2023.